Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS

WARSAW, N.Y., October 27, 2022 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the third quarter ended September 30, 2022.

Net income for the current quarter was $13.9 million compared to $17.2 million in the third quarter of 2021. After preferred dividends, net income available to common shareholders was $13.5 million, or $0.88 per diluted share, in the third quarter of 2022, compared to $16.8 million, or $1.05 per diluted share, in the third quarter of 2021. The Company recorded a $4.3 million provision for credit losses in the current quarter, compared to a benefit of $541 thousand in the prior year quarter.

Pre-tax pre-provision income(1) for the current quarter was $22.9 million, up $1.7 million, or 8.1%, from the third quarter of 2021. Excluding a non-recurring $2.0 million enhancement from the surrender and redeployment of $25.5 million in cash surrender value of company owned life insurance, which offset $2.0 million in incremental income taxes associated with the transaction, of which approximately $1.5 million was recognized in the third quarter, adjusted pre-tax pre-provision income(1) decreased by $291 thousand, or 1.4%, from the prior year period. Excluding this non-recurring enhancement as well as accretion income and fees related to Paycheck Protection Program (“PPP”) loans during both periods of comparison, pre-PPP adjusted pre-tax pre-provision income(1) increased by $770 thousand, or 3.9% from the third quarter of 2021.

Third Quarter 2022 Highlights:

•
Total loans were $3.87 billion at September 30, 2022, an increase of $213.0 million, or 5.8%, from September 30, 2021 and $102.8 million, or 2.7%, from June 30, 2022. Excluding the impact of PPP loans, the loan portfolio grew $326.8 million, or 9.2%, and $109.0 million, or 2.9%, during the twelve and three months ended September 30, 2022, respectively.
•
Net interest income increased by $4.8 million, or 12.5%, from the year-ago quarter and $1.5 million, or 3.5%, from the linked quarter on continued loan growth and net interest margin expansion to 3.28%.
•
Noninterest income increased by $569 thousand, or 4.7%, from the third quarter of 2021 and $1.3 million, or 11.4%, from the second quarter of 2022. Contributing to third quarter 2022 noninterest income was the previously mentioned enhancement from the surrender and redeployment strategy executed in the third quarter of 2022, which offset income taxes associated with the transaction.
•
The Company continues to report strong credit quality metrics, including non-performing loans to total loans of 0.22% and non-performing assets to total assets of 0.15% as of September 30, 2022.

“Our solid third quarter performance was driven by the strength of our commercial lending franchise that was bolstered by our strategic expansion into the Mid-Atlantic earlier this year," said President and Chief Executive Officer Martin K. Birmingham. “Year-over-year commercial loan growth was strong and we’re seeing excellent performance and a sizable pipeline coming from the Baltimore and Washington, D.C. region. Throughout our entire footprint, we remain focused on introducing high-quality commercial clients to our relationship-based approach to banking to support our continued, credit-disciplined loan growth.

“Amid the current challenging economic environment, we believe that all of our businesses – including our community bank, commercial bank, insurance business and investment advisory affiliates – are well-positioned to serve our customers and communities. The strategic investments we’ve made in recent quarters have allowed us to bring on exceptional talent, expand our geographic reach, and significantly enhance our digital capabilities and offerings, which in turn is enabling us to enhance the efficiency of our team, improve the customer experience and expand our client base to reach fintechs and other non-bank financials.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Solid organic loan growth and continued expansion of our net interest margin in the current rising rate environment supported a 3.5% increase in quarterly net interest income growth from the linked quarter. Loan growth, along with changes in the allowance for unfunded commitments and the impact of an increase in the national unemployment forecast, contributed to an increase in our provision for credit losses to $4.3 million in the most recent quarter. Total noninterest income was up 11.4% compared to the second quarter of 2022, as the Company recorded a $2.0 million increase in company owned life insurance revenue, reflecting a non-recurring enhancement associated with the Company’s engagement of a new insurance carrier. Quarterly noninterest expenses, which were relatively flat with the linked quarter, were in-line with our expectations and we remain focused on balancing strategic investments designed to drive future growth and operating leverage."

Net Interest Income and Net Interest Margin

Net interest income was $43.1 million for the third quarter of 2022, an increase of $1.5 million from the second quarter of 2022 and an increase of $4.8 million from the third quarter of 2021.

Average interest-earning assets for the current quarter were $5.23 billion, a decrease of $15.8 million from the second quarter of 2022 primarily due to a $46.9 million decrease in the average balance of investment securities and an $18.2 million decrease in the average balance of Federal Reserve interest-earning cash, partially offset by a $49.3 million increase in average loans. Average interest-earning assets for the current quarter were $264.0 million higher than the third quarter of 2021 due to a $191.9 million increase in the average balance of investment securities and a $187.1 million increase in average loans, partially offset by a $115.0 million decrease in the average balance of Federal Reserve interest-earning cash.

Net interest margin was 3.28% in the current quarter as compared to 3.19% in the second quarter of 2022 and 3.07% in the third quarter of 2021. Excluding the impact of PPP loans and associated loan origination fees accreted over the term of such loans or upon loan forgiveness, net interest margin was 3.26% in the third quarter of 2022, 3.14% in the second quarter of 2022 and 3.05% in the third quarter of 2021. Our net interest margin has improved primarily due to the impact of 2022 interest rate increases and a decrease in the level of lower yield Federal Reserve interest-earning cash in comparison to the prior year.

Noninterest Income

Noninterest income was $12.7 million for the third quarter of 2022, an increase of $1.3 million from the second quarter of 2022 and an increase of $569 thousand from the third quarter of 2021.

•
Insurance income of $1.6 million was $337 thousand higher than the second quarter of 2022 and $293 thousand lower than the third quarter of 2021.
•
Investment advisory income of $2.7 million was $184 thousand lower than the second quarter of 2022 and $247 thousand lower than the third quarter of 2021, primarily due to a market-driven decrease in the value of assets under management.
•
Company owned life insurance of $3.0 million was $2.1 million higher than the second quarter of 2022 and $2.2 million higher than the third quarter of 2021, due to the previously mentioned enhancement from the surrender and redeploy strategy executed in the third quarter.
•
Income from investments in limited partnerships of $65 thousand was $177 thousand lower than the second quarter of 2022 and $629 thousand lower than the third quarter of 2021. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $99 thousand in the quarter, $546 thousand lower than the second quarter of 2022 and $278 thousand lower than in the third quarter of 2021. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.
•
Net gain on sale of loans held for sale was $308 thousand in the current quarter compared to $828 thousand in the second quarter of 2022, which included a $586 thousand gain related to the sale of a $31.3 million portfolio of indirect loans, and $600 thousand in the third quarter of 2021. Sales volumes and margins for residential loans have moderated in 2022 as compared to 2021.
•
A net loss of $385 thousand on tax credit investments was recognized in the third quarter of 2022 as compared to $92 thousand in the second quarter of 2022 and $129 thousand in the third quarter of 2021. Net (loss) gain on tax credit investments represents the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.
•
Other noninterest income was $1.5 million in the third quarter of 2022, compared to $1.1 million in both the linked and year-ago periods.

Noninterest Expense

Noninterest expense was $32.8 million in the third quarter of 2022 compared to $32.9 million in the second quarter of 2022 and $29.2 million in the third quarter of 2021.

•
Salaries and employee benefits expense of $18.0 million was $1.0 million higher than the second quarter of 2022 and $2.2 million higher than the third quarter of 2021, primarily due to investments in personnel and wage pressures driven by the current competitive labor market coupled with an increase in health insurance benefits due to higher medical claims.
•
Occupancy and equipment expense of $3.8 million was $222 thousand lower than the second quarter of 2022 and $41 thousand lower than the third quarter of 2021. In the linked second quarter, the Company purchased laptop computers to support its flexible work model.
•
Professional services expense of $1.2 million was $22 thousand lower than the second quarter of 2022 and $353 thousand lower than the third quarter of 2021 primarily as a result of higher expense incurred in the prior year period for enterprise standardization expense and miscellaneous consulting fees.
•
Computer and data processing expense of $4.4 million was $166 thousand lower than the second quarter of 2022 and $828 thousand higher than the third quarter of 2021 due to timing of the Company’s strategic investments in technology, including digital banking initiatives, a customer relationship management solution implemented across all lines of business, and Banking-as-a-Service, or BaaS, initiatives.
•
Advertising and promotions expense of $651 thousand reflects an increase of $245 thousand and an increase of $177 thousand from the linked and year-ago periods, respectively, as the Company launched a refreshed brand and associated advertising campaign in the third quarter of 2022.
•
Other expense of $3.4 million was $394 thousand higher than the second quarter of 2022 and $968 thousand higher than the third quarter of 2021. This category of expense was impacted by a combination of factors including overdraft charge-offs, as well as travel and entertainment expenses.
•
As previously disclosed, in the second quarter of 2022 the Company recognized restructuring charges of $1.3 million in connection with the write-down of real estate assets to fair market value based upon then-existing purchase offers and current market conditions for five locations that were closed in the second half of 2020. There were no such restructuring charges in the third quarters of 2022 or 2021.

Income Taxes

Income tax expense was $4.7 million for the third quarter of 2022 compared to $3.9 million in the second quarter of 2022 and $4.6 million in the third quarter of 2021. Contributing to third quarter 2022 income tax expense were approximately $1.5 million of incremental taxes associated with the previously mentioned company owned life insurance surrender and redeploy strategy, which was offset by a $2.0 million non-recurring enhancement recorded as noninterest income. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the third quarter of 2022, second quarter of 2022, and third quarter of 2021, resulting in income tax expense reductions of approximately $511 thousand, $473 thousand, and $535 thousand, respectively.

The effective tax rate was 25.4% for the third quarter of 2022, 19.8% for the second quarter of 2022 and 21.0% for the third quarter of 2021. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and, in the third quarter of 2022, was impacted by the previously mentioned company owned life insurance transaction. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.62 billion at September 30, 2022, up $56.3 million from June 30, 2022, and up $1.3 million from September 30, 2021.

Investment securities were $1.16 billion at September 30, 2022, down $98.9 million from June 30, 2022, and down $153.0 million from September 30, 2021. The decline in the linked quarter portfolio balance was largely driven by a decrease in the market value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations. The decrease from September 30, 2021 was the result of the deployment of excess liquidity into cash flowing agency mortgage-backed securities, reallocating excess Federal Reserve cash balances into securities demonstrating higher relative yields.

Total loans were $3.87 billion at September 30, 2022, up $102.8 million, or 2.7%, from June 30, 2022, and up $213.0 million, or 5.8%, from September 30, 2021. Total loans, excluding PPP loans net of deferred fees, were $3.86 billion at September 30, 2022, up $109.0 million, or 2.9%, from June 30, 2022, and up $326.8 million, or 9.2%, from September 30, 2021.

•
Commercial business loans totaled $633.9 million, up $22.8 million, or 3.7%, from June 30, 2022, and down $52.3 million, or 7.6%, from September 30, 2021. Declines were driven by the forgiveness or repayment of PPP loans. PPP loans net of deferred fees are included in commercial business loans and were $2.8 million at September 30, 2022, $8.9 million at June 30, 2022, and

$116.7 million at September 30, 2021. Accordingly, commercial business loans excluding the impact of PPP loans increased 4.8% from June 30, 2022, and increased 10.8% from September 30, 2021.
•
Commercial mortgage loans totaled $1.56 billion, up $116.4 million, or 8.0%, from June 30, 2022, and up $216.0 million, or 16.0%, from September 30, 2021.
•
Residential real estate loans totaled $577.8 million, up $3.0 million, or 0.5%, from June 30, 2022, and down $6.3 million, or 1.1%, from September 30, 2021.
•
Consumer indirect loans totaled $1.00 billion, down $41.8 million, or 4.0%, from June 30, 2022, and up $56.9 million, or 6.0%, from September 30, 2021.

Total deposits were $4.91 billion at September 30, 2022, $84.6 million higher than June 30, 2022, and $69.8 million lower than September 30, 2021. The increase from June 30, 2022 was primarily the result of seasonally higher public deposits and an increase in reciprocal deposits. The decrease from September 30, 2021 was primarily the result of decreases in public and reciprocal deposits due to alternative investment opportunities for these depositors as a result of the higher interest rate environment. Public deposit balances represented 23% of total deposits at September 30, 2022, compared to 21% at June 30, 2022, and 24% at September 30, 2021.

Short-term borrowings were $69.0 million at September 30, 2022, compared to $109.0 million at June 30, 2022. There were no short-term borrowings at September 30, 2021. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $394.0 million at September 30, 2022, compared to $425.8 million at June 30, 2022, and $494.0 million at September 30, 2021. The decline was primarily the result of an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as the losses are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and, given the high quality of our agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $24.57 at September 30, 2022, a decrease of $2.07, or 7.8%, from $26.64 at June 30, 2022, and a decrease of $5.52, or 18.4%, from $30.09 at September 30, 2021. Tangible common book value per share(1) was $19.77 at September 30, 2022, a decrease of $2.05, or 9.4%, from $21.82 at June 30, 2022, and a decrease of $5.61, or 22.1%, from $25.38 at September 30, 2021. The common equity to assets ratio was 6.70% at September 30, 2022, compared to 7.34% at June 30, 2022, and 8.48% at September 30, 2021. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.46%, 6.09% and 7.25% at September 30, 2022, June 30, 2022, and September 30, 2021, respectively. The primary driver of declines in all four measures as compared to prior periods was the previously described increase in accumulated other comprehensive loss.

During the third quarter of 2022, the Company declared a common stock dividend of $0.29 per common share, consistent with the linked quarter and representing an increase of 7.4% over the prior year quarter. The dividend returned 33.0% of third quarter net income to common shareholders.

The Company’s regulatory capital ratios at September 30, 2022, compared to the linked quarter and prior year quarter, were as follows:

•
Leverage Ratio was 8.35% compared to 8.20% and 8.36% at June 30, 2022, and September 30, 2021, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.75% compared to 9.91% and 10.24% at June 30, 2022, and September 30, 2021, respectively.
•
Tier 1 Capital Ratio was 10.12% compared to 10.29% and 10.66% at June 30, 2022, and September 30, 2021, respectively.
•
Total Risk-Based Capital Ratio was 12.53% compared to 12.75% and 13.25% at June 30, 2022, and September 30, 2021, respectively.

Credit Quality

Non-performing loans were $8.5 million, or 0.22% of total loans, at September 30, 2022, as compared to $6.5 million, or 0.17% of total loans, at June 30, 2022, and $6.7 million, or 0.18% of total loans, at September 30, 2021. Net charge-offs were $2.2 million in the current quarter as compared to net recoveries of $1.0 million in the second quarter of 2022 and net charge-offs of $587 thousand in the third quarter of 2021. The ratio of annualized net charge-offs (recoveries) to average loans was 0.22% in the current quarter, (0.11)% in the second quarter of 2022 and 0.06% in the third quarter of 2021. The increase in net charge-offs relative to the linked and year-ago periods was primarily due to an increase in consumer indirect charge-offs to more normalized, pre-pandemic levels.

At September 30, 2022, the allowance for credit losses on loans to total loans ratio was 1.14%, compared to 1.13% at June 30, 2022, and 1.24% at September 30, 2021. Excluding PPP loans, which are fully guaranteed by the Small Business Administration, the September 30, 2022, allowance for credit losses on loans to total loans ratio(1) was 1.14%, an increase of 1 basis point from 1.13% at June 30, 2022, and a decrease of 14 basis points from 1.28% at September 30, 2021.

Provision for credit losses on loans was $3.8 million in the current quarter, compared to a provision of $446 thousand in the second quarter of 2022 and a benefit of $334 thousand in the third quarter of 2021. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $507 thousand increase in the third quarter of 2022, a $119 thousand increase in the second quarter of 2022, and a $206 thousand decrease in the third quarter of 2021.

The Company recorded a benefit to the provision for credit losses in each quarter of 2021 as a result of improvement in the national unemployment forecast, the designated loss driver for the Company’s current expected credit loss standard model, and positive trends in qualitative factors, resulting in the release of credit loss reserves. Loan loss provision has returned to a more normalized level in 2022, excluding a $2.0 million commercial loan recovery recognized in the linked second quarter, due to the impact of an increase in the national unemployment forecast and qualitative factors reflecting economic uncertainty associated with higher interest rates, inflation and global political unrest, partially offset by a reduction in overall specific reserve levels.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 517% at September 30, 2022, 648% at June 30, 2022, and 681% at September 30, 2021.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2022, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2022, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on October 28, 2022 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-844-200-6205 and providing the access code 883260. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”). Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities, and businesses through a network of more than 45 offices throughout Western and Central New York State and a commercial loan production office in Ellicott City (Baltimore), Maryland. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations, and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” "continue," “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the macroeconomic volatility related to the impact of the COVID-19 pandemic and global political unrest; changes in interest rates; inflation; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1)See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2022			2021
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$118,581	$109,705	$170,404	$79,112	$288,426
Investment securities:
Available for sale	965,531	1,057,018	1,119,362	1,178,515	1,097,950
Held-to-maturity, net	197,538	204,933	211,173	205,581	218,135
Total investment securities	1,163,069	1,261,951	1,330,535	1,384,096	1,316,085
Loans held for sale	2,074	4,265	5,544	6,202	5,916
Loans:
Commercial business	633,894	611,102	625,141	638,293	686,191
Commercial mortgage	1,564,545	1,448,152	1,434,759	1,412,788	1,348,550
Residential real estate loans	577,821	574,784	574,895	577,299	584,091
Residential real estate lines	77,336	76,108	76,860	78,531	79,196
Consumer indirect	997,423	1,039,251	1,007,404	958,048	940,537
Other consumer	15,832	14,621	14,589	14,477	15,334
Total loans	3,866,851	3,764,018	3,733,648	3,679,436	3,653,899
Allowance for credit losses - loans	44,106	42,452	40,966	39,676	45,444
Total loans, net	3,822,745	3,721,566	3,692,682	3,639,760	3,608,455
Total interest-earning assets	5,073,983	5,206,795	5,266,351	5,105,608	5,189,075
Goodwill and other intangible assets, net	73,653	73,897	74,146	74,400	74,659
Total assets	5,624,482	5,568,198	5,630,498	5,520,779	5,623,193
Deposits:
Noninterest-bearing demand	1,135,125	1,114,460	1,079,949	1,107,561	1,144,852
Interest-bearing demand	946,431	877,661	990,404	864,528	893,976
Savings and money market	1,800,321	1,845,186	2,015,384	1,933,047	2,015,855
Time deposits	1,023,277	983,209	917,195	921,954	920,280
Total deposits	4,905,154	4,820,516	5,002,932	4,827,090	4,974,963
Short-term borrowings	69,000	109,000	-	30,000	-
Long-term borrowings, net	74,144	74,067	73,989	73,911	73,834
Total interest-bearing liabilities	3,913,173	3,889,123	3,996,972	3,823,440	3,903,945
Shareholders’ equity	394,048	425,801	446,846	505,142	494,013
Common shareholders’ equity	376,756	408,509	429,554	487,850	476,721
Tangible common equity (1)	303,103	334,612	355,408	413,450	402,062
Accumulated other comprehensive loss	$(141,183)	$(99,724)	$(67,094)	$(13,207)	$(12,116)

Common shares outstanding	15,334	15,334	15,299	15,747	15,842
Treasury shares	765	765	800	354	258
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.35%	8.20%	8.13%	8.23%	8.36%
Common equity Tier 1 capital ratio	9.75%	9.91%	9.85%	10.28%	10.24%
Tier 1 capital ratio	10.12%	10.29%	10.24%	10.68%	10.66%
Total risk-based capital ratio	12.53%	12.75%	12.72%	13.12%	13.25%
Common equity to assets	6.70%	7.34%	7.63%	8.84%	8.48%
Tangible common equity to tangible assets (1)	5.46%	6.09%	6.40%	7.59%	7.25%

Common book value per share	$24.57	$26.64	$28.08	$30.98	$30.09
Tangible common book value per share (1)	$19.77	$21.82	$23.23	$26.26	$25.38

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2022			2021
	September 30,		Third	Second	First	Fourth	Third
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$138,302	$123,452	$50,675	$45,276	$42,351	$43,753	$41,227
Interest expense	14,079	9,590	7,607	3,679	2,793	2,885	2,954
Net interest income	124,223	113,862	43,068	41,597	39,558	40,868	38,273
Provision (benefit) for credit losses	7,196	(7,144)	4,314	563	2,319	(1,192)	(541)
Net interest income after provision (benefit) for credit losses	117,027	121,006	38,754	41,034	37,239	42,060	38,814
Noninterest income:
Service charges on deposits	4,403	4,081	1,597	1,437	1,369	1,490	1,502
Insurance income	4,902	4,407	1,571	1,234	2,097	1,343	1,864
Card interchange income	6,131	6,270	2,076	2,103	1,952	2,228	2,118
Investment advisory	8,669	8,627	2,722	2,906	3,041	3,045	2,969
Company owned life insurance	4,667	2,126	2,965	869	833	821	776
Investments in limited partnerships	1,102	1,787	65	242	795	294	694
Loan servicing	383	293	139	135	109	122	105
Income from derivative instruments, net	1,263	1,660	99	645	519	1,035	377
Net gain (loss) on sale of loans held for sale	1,045	2,468	308	828	(91)	482	600
Net (loss) gain on investment securities	(15)	71	-	(15)	-	-	-
Net (loss) gain on other assets	(15)	286	(22)	7	-	155	138
Net (loss) gain on tax credit investments	(704)	62	(385)	(92)	(227)	(493)	(129)
Other	3,503	3,094	1,517	1,061	925	1,152	1,069
Total noninterest income	35,334	35,232	12,652	11,360	11,322	11,674	12,083
Noninterest expense:
Salaries and employee benefits	51,532	44,782	17,950	16,966	16,616	16,111	15,798
Occupancy and equipment	11,564	10,502	3,793	4,015	3,756	3,869	3,834
Professional services	4,172	5,098	1,247	1,269	1,656	1,437	1,600
Computer and data processing	12,959	10,160	4,407	4,573	3,979	3,952	3,579
Supplies and postage	1,450	1,361	440	469	541	408	447
FDIC assessments	1,785	1,942	651	621	513	682	697
Advertising and promotions	1,437	1,234	651	406	380	470	474
Amortization of intangibles	747	801	244	249	254	259	264
Restructuring charges	1,269	-	-	1,269	-	111	-
Other	8,934	6,973	3,444	3,050	2,440	2,598	2,476
Total noninterest expense	95,849	82,853	32,827	32,887	30,135	29,897	29,169
Income before income taxes	56,512	73,385	18,579	19,507	18,426	23,837	21,728
Income tax expense	12,027	15,300	4,725	3,859	3,443	4,225	4,553
Net income	44,485	58,085	13,854	15,648	14,983	19,612	17,175
Preferred stock dividends	1,095	1,095	365	365	365	365	364
Net income available to common
shareholders	$43,390	$56,990	$13,489	$15,283	$14,618	$19,247	$16,811
FINANCIAL RATIOS:
Earnings per share – basic	$2.82	$3.60	$0.88	$1.00	$0.94	$1.22	$1.06
Earnings per share – diluted	$2.80	$3.58	$0.88	$0.99	$0.93	$1.21	$1.05
Cash dividends declared on common stock	$0.87	$0.81	$0.29	$0.29	$0.29	$0.27	$0.27
Common dividend payout ratio	30.85%	22.50%	32.95%	29.00%	30.85%	22.13%	25.47%
Dividend yield (annualized)	4.83%	3.53%	4.78%	4.47%	3.90%	3.37%	3.49%
Return on average assets (annualized)	1.06%	1.48%	0.98%	1.12%	1.09%	1.39%	1.27%
Return on average equity (annualized)	13.07%	16.17%	12.55%	14.40%	12.35%	15.55%	13.74%
Return on average common equity (annualized)	13.25%	16.46%	12.72%	14.64%	12.49%	15.81%	13.94%
Return on average tangible common
equity (annualized) (1)	15.95%	19.60%	15.43%	17.79%	14.81%	18.69%	16.50%
Efficiency ratio (2)	59.91%	55.41%	58.78%	61.91%	59.06%	56.76%	57.76%
Effective tax rate	21.3%	20.8%	25.4%	19.8%	18.7%	17.7%	21.0%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2022			2021
	September 30,		Third	Second	First	Fourth	Third
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$49,048	$176,653	$42,183	$60,429	$44,559	$148,293	$157,229
Investment securities (1)	1,401,540	1,050,530	1,369,166	1,416,065	1,419,947	1,361,898	1,177,237
Loans:
Commercial business	626,121	763,332	623,916	626,574	627,915	649,926	700,797
Commercial mortgage	1,458,961	1,306,001	1,514,138	1,429,910	1,431,933	1,392,375	1,331,063
Residential real estate loans	578,354	595,740	577,094	576,990	581,021	586,358	588,585
Residential real estate lines	77,062	83,429	76,853	76,730	77,610	78,594	79,766
Consumer indirect	1,009,475	879,993	1,012,787	1,045,720	969,441	946,551	917,402
Other consumer	14,454	15,408	14,648	14,183	14,531	14,997	14,718
Total loans	3,764,427	3,643,903	3,819,436	3,770,107	3,702,451	3,668,801	3,632,331
Total interest-earning assets	5,215,015	4,871,086	5,230,785	5,246,601	5,166,957	5,178,992	4,966,797
Goodwill and other intangible assets, net	74,036	74,366	73,791	74,037	74,287	74,544	74,470
Total assets	5,586,311	5,252,509	5,599,964	5,598,217	5,560,316	5,582,987	5,368,054
Interest-bearing liabilities:
Interest-bearing demand	905,224	810,086	854,014	938,995	923,425	880,723	796,371
Savings and money market	1,882,342	1,819,766	1,817,413	1,882,998	1,948,050	1,997,508	1,876,394
Time deposits	971,681	902,883	1,031,162	954,862	927,886	923,080	908,351
Short-term borrowings	85,585	388	136,610	94,242	24,672	982	-
Long-term borrowings, net	74,020	73,711	74,096	74,019	73,942	73,864	73,786
Total interest-bearing liabilities	3,918,852	3,606,834	3,913,295	3,945,116	3,897,975	3,876,157	3,654,902
Noninterest-bearing demand deposits	1,099,234	1,095,497	1,115,759	1,098,084	1,083,506	1,134,100	1,149,120
Total deposits	4,858,481	4,628,232	4,818,348	4,874,939	4,882,867	4,935,411	4,730,236
Total liabilities	5,131,281	4,772,178	133,002	5,162,294	5,068,464	5,082,583	4,872,180
Shareholders’ equity	455,030	480,331	437,907	435,924	491,852	500,404	495,874
Common equity	437,738	463,020	420,615	418,632	474,560	483,112	478,582
Tangible common equity (2)	$363,702	$388,654	$346,824	$344,595	$400,273	$408,568	$404,112
Common shares outstanding:
Basic	15,403	15,850	15,328	15,306	15,577	15,815	15,837
Diluted	15,483	15,940	15,393	15,385	15,699	15,928	15,936
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.79%	1.79%	1.81%	1.82%	1.74%	1.65%	1.72%
Loans	4.25%	4.02%	4.62%	4.13%	3.97%	4.14%	3.96%
Total interest-earning assets	3.55%	3.40%	3.86%	3.47%	3.32%	3.37%	3.31%
Interest-bearing demand	0.14%	0.14%	0.18%	0.12%	0.12%	0.14%	0.15%
Savings and money market	0.32%	0.19%	0.56%	0.23%	0.16%	0.16%	0.17%
Time deposits	0.62%	0.43%	1.12%	0.41%	0.28%	0.30%	0.35%
Short-term borrowings	1.49%	41.07%	1.95%	1.07%	0.45%	0.35%	0.00%
Long-term borrowings, net	5.73%	5.75%	5.72%	5.73%	5.74%	5.74%	5.75%
Total interest-bearing liabilities	0.48%	0.36%	0.77%	0.37%	0.29%	0.30%	0.32%
Net interest rate spread	3.07%	3.04%	3.09%	3.10%	3.03%	3.07%	2.99%
Net interest margin	3.19%	3.14%	3.28%	3.19%	3.11%	3.15%	3.07%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2022			2021
	September 30,		Third	Second	First	Fourth	Third
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$39,676	$52,420	$42,452	$40,966	$39,676	$45,444	$46,365
Net loan charge-offs (recoveries):
Commercial business	(43)	(389)	(96)	90	(37)	177	50
Commercial mortgage	(2,020)	196	(1)	(2,018)	(1)	3,618	-
Residential real estate loans	37	24	(4)	46	(5)	32	21
Residential real estate lines	18	130	35	(12)	(5)	11	60
Consumer indirect	3,087	582	1,890	647	550	674	265
Other consumer	821	537	329	207	285	168	191
Total net (recoveries) charge-offs	1,900	1,080	2,153	(1,040)	787	4,680	587
Provision (benefit) for credit losses - loans	6,330	(5,896)	3,807	446	2,077	(1,088)	(334)
Ending balance	$44,106	$45,444	$44,106	$42,452	$40,966	$39,676	$45,444

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.01%	-0.07%	-0.06%	0.06%	-0.02%	0.11%	0.03%
Commercial mortgage	-0.19%	0.02%	0.00%	-0.57%	0.00%	1.03%	0.00%
Residential real estate loans	0.01%	0.01%	0.00%	0.03%	0.00%	0.02%	0.01%
Residential real estate lines	0.03%	0.21%	0.18%	-0.06%	-0.03%	0.05%	0.30%
Consumer indirect	0.41%	0.09%	0.74%	0.25%	0.23%	0.28%	0.11%
Other consumer	7.59%	4.66%	8.90%	5.86%	7.95%	4.43%	5.15%
Total loans	0.07%	0.04%	0.22%	-0.11%	0.09%	0.51%	0.06%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,358	$1,046	$1,358	$422	$990	$1,399	$1,046
Commercial mortgage	843	874	843	836	3,838	6,414	874
Residential real estate loans	3,550	2,457	3,550	2,738	2,878	2,373	2,457
Residential real estate lines	119	192	119	160	128	200	192
Consumer indirect	2,666	2,104	2,666	2,389	1,771	1,780	2,104
Other consumer	-	3	-	3	12	-	3
Total non-performing loans	8,536	6,676	8,536	6,548	9,617	12,166	6,676
Foreclosed assets	-	-	-	-	-	-	-
Total non-performing assets	$8,536	$6,676	$8,536	$6,548	$9,617	$12,166	$6,676

Total non-performing loans to total loans	0.22%	0.18%	0.22%	0.17%	0.26%	0.33%	0.18%
Total non-performing assets to total assets	0.15%	0.12%	0.15%	0.12%	0.17%	0.22%	0.12%
Allowance for credit losses - loans to total loans	1.14%	1.24%	1.14%	1.13%	1.10%	1.08%	1.24%
Allowance for credit losses - loans to non-performing loans	517%	681%	517%	648%	426%	326%	681%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2022			2021
	September 30,		Third	Second	First	Fourth	Third
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,624,482	$5,568,198	$5,630,498	$5,520,779	$5,623,193
Less: Goodwill and other intangible assets, net			73,653	73,897	74,146	74,400	74,659
Tangible assets			$5,550,829	$5,494,301	$5,556,352	$5,446,379	$5,548,534

Ending tangible common equity:
Common shareholders’ equity			$376,756	$408,509	$429,554	$487,850	$476,721
Less: Goodwill and other intangible assets, net			73,653	73,897	74,146	74,400	74,659
Tangible common equity			$303,103	$334,612	$355,408	$413,450	$402,062

Tangible common equity to tangible assets (1)			5.46%	6.09%	6.40%	7.59%	7.25%

Common shares outstanding			15,334	15,334	15,299	15,747	15,842
Tangible common book value per share (2)			$19.77	$21.82	$23.23	$26.26	$25.38

Average tangible assets:
Average assets	$5,586,311	$5,252,509	$5,599,964	$5,598,217	$5,560,316	$5,582,987	$5,368,054
Less: Average goodwill and other intangible assets, net	74,036	74,366	73,791	74,037	74,287	74,544	74,470
Average tangible assets	$5,512,275	$5,178,143	$5,526,173	$5,524,180	$5,486,029	$5,508,443	$5,293,584

Average tangible common equity:
Average common equity	$437,738	$463,020	$420,615	$418,632	$474,560	$483,112	$478,582
Less: Average goodwill and other intangible assets, net	74,036	74,366	73,791	74,037	74,287	74,544	74,470
Average tangible common equity	$363,702	$388,654	$346,824	$344,595	$400,273	$408,568	$404,112

Net income available to common shareholders	$43,390	$56,990	$13,489	$15,283	$14,618	$19,247	$16,811
Return on average tangible common equity (3)	15.95%	19.60%	15.43%	17.79%	14.81%	18.69%	16.50%

Pre-tax pre-provision income:
Net income	$44,485	$58,085	$13,854	$15,648	$14,983	$19,612	$17,175
Add: Income tax expense	12,027	15,300	4,725	3,859	3,443	4,225	4,553
Add: Provision (benefit) for credit losses	7,196	(7,144)	4,314	563	2,319	(1,192)	(541)
Pre-tax pre-provision income	$63,708	$66,241	$22,893	$20,070	$20,745	$22,645	$21,187
Adjustments:
Restructuring charges	1,269	-	-	1,269	-	111	-
Enhancement from COLI surrender and redeployment	(1,997)	-	(1,997)	-	-	-	-
Adjusted pre-tax pre-provision income	$62,980	$66,241	$20,896	$21,339	$20,745	$22,756	$21,187
Less: PPP accretion interest income and fees	(2,193)	(7,087)	(312)	(809)	(1,072)	(2,776)	(1,373)
Pre-PPP adjusted pre-tax pre-provision income	$60,787	$59,154	$20,584	$20,530	$19,673	$19,980	$19,814

Total loans excluding PPP loans:
Total loans			$3,866,851	$3,764,018	$3,733,648	$3,679,436	$3,653,899
Less: Total PPP loans			2,783	8,910	31,399	55,344	116,653
Total loans excluding PPP loans			$3,864,068	$3,755,108	$3,702,249	$3,624,092	$3,537,246

Allowance for credit losses - loans			$44,106	$42,452	$40,966	$39,676	$45,444
Allowance for credit losses - loans to total loans excluding PPP loans (4)			1.14%	1.13%	1.11%	1.09%	1.28%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.